Exhibit 99.2
STAAR Surgical Company
Conference Call
March 2, 2010, 4:30 PM ET

Operator:
Good day, ladies and gentlemen.  Thank you for standing by.  Welcome to the STAAR Surgical Fourth Quarter 2009 Financial Results Conference Call.  During today's presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be open for questions.  If you have a question, please press the star, followed by the one on your touch tone phone.  If you'd like to withdraw that question, you can press star, two.  If you're using speaker equipment, you will need to lift the handset before making your selection.  This conference is being recorded today, Tuesday, March 2nd, 2010.

I would now like to turn the conference over to Doug Sherk. Please go ahead, sir.

Doug Sherk:
Thank you, Operator, and good afternoon everyone.  Thank you for joining us for the STAAR Surgical conference call to review the company's financial results for the fourth quarter of 2009, which ended on January 1, 2010.  The news release announcing the fourth quarter results crossed the wires after market this afternoon, and is available at STAAR's website at www.staar.com.

Additionally, we have arranged for a taped replay of this call, which may be accessed by phone.  A replay will become available approximately one hour after the call's conclusion, and will remain available for seven days.  The Operator will provide the dial-in information for the replay at the conclusion of today's call.  In addition, today's call is being broadcast live, and along with an archived replay, both will be available at the STAAR website.

Before we get started, during the course of this conference call the company will make forward-looking statements.  We caution you that any statement that is not a statement of historical fact is a forward-looking statement.  This includes any projections of earnings, revenues, sales, cash or other financial statements, any statements about plans, strategies or objectives of management for future operations, any statements concerning proposed new products, governmental approval of new products or other future actions of the FDA or other regulators, any statements regarding expectations for the success of our products in the US and the international markets, the outcome of product research and development or any clinical study, any statements regarding the outcome of any pending legal proceedings, the availability of insurance coverage for any loss, any statements regarding future economic conditions or performance, statements of beliefs, and any statements of assumptions underlying any of the foregoing.  These statements are based on expectations and assumptions as of the date of this conference call, and are subject to numerous risk and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

These risks are described in the Safe Harbor Statement in today's press release, and in the Risk Factor section of our Annual Report on Form 10-K, filed with the Commission on April 2nd, 2009 and Quarterly Report on Form 10-Q filed on November 12th, 2009.  Investors or potential investors should read these risks.  STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes, and does not intend to do so.

In addition, today's presentation includes certain financial measures that may help you better understand our business, but that have not been prepared in accordance with GAAP.  Any explanation and reconciliation of these non-GAAP measures has been provided in the press release issued this afternoon by the company, and that press release again is available at the website.

With that, let me turn the call over to Barry Caldwell, President and Chief Executive Officer of STAAR Surgical Company.

Barry Caldwell:	Thank you, Doug, and good afternoon everyone. I'd like to thank you for joining us today to review our fourth quarter and fiscal year 2009 results as well as update recent corporate developments.

As we've been doing on this call, I'll start out with a review of our performance against our key metrics, which we established at the beginning of the year based on our performance for each quarter, and add in the annual performance on this call.  After my opening remarks, Deborah Andrews will address some of the operational highlights behind the financial results for the quarter, and then I'll discuss the transaction of our German distribution business, followed by your questions.  Finally, I'll ask you to stay on the line today at the end of the Q&A for maybe the best part -- I will end the call by stating our key metrics for 2010.

Now for the fourth quarter and full year 2009 review.

Given the economic climate and the multiple distractions and challenges of the business, we believe we did quite well over the past year against our metrics.  The first metric was to generate positive cash flow from operating activities for every quarter of the year.  During the fourth quarter, we generated over 1.1 million of cash from operating activities.  You'll recall, we did miss the first quarter, though we cautioned up front that the first quarter would be our toughest.  We achieved our goal for the final three quarter and for the year.  I'd mark this as a quite positive overall result and achievement.  I'd also note the last time this was done was in 2002, at STAAR.

Our second metric was to improve our gross margin percentage of revenue each and every quarter.  I'll have to say we did not meet this metric in the fourth quarter or for the year.  The good news is that the fourth quarter gross margin was 140 basis points higher than the third quarter; however, it was lower as compared to prior year.  Our gross margin for the year was essentially flat to 2008, though the numbers might lead you to believe we actually improved.  Deborah will discuss the fourth quarter and full year gross margin in more detail in a few minutes.

Our third metric was to successfully implement the cost reduction efforts we initiated in 2008.  We've really excelled in the management of these operating expenses throughout the year.  For the quarter, our operating expenses, by that I mean, G&A, sales and marketing and R&D, excluding those non-cash other charged items, were about 700,000 less than prior year, which translates into a 5% reduction.  For the year, there were some -- for those same expense lines our spending was approximately 5 million less than it was in 2008.  That is a 10% reduction from the prior year.  We successfully achieved this metric each quarter of the year and for the full year.  I'm quite proud of the team.

The fourth metric was our progress toward gaining key regulatory approvals, including for our Visian Toric ICL in the US and both the Visian ICL and the Visian Toric ICL in Japan.  We continued to make progress in this area in both the quarter and for the year.  Though it was not during the fourth quarter, we did achieve marketing approval for the Visian ICL in Japan last month.  As a matter of fact, we expect to ship our first Visian ICL from Japan to Japanese customers on Friday.  In the US, we continued to make progress with our application for the Toric ICL.  Additional questions had been presented by the FDA and we're in the process of responding to those at this time.  Also in the US, we submitted our clinical protocol for our CAST II study and continue to work with the agency on our PMA supplement for the preloaded silicone IOL.  In Japan, we're preparing additional clinical data to present to the authorities regarding their consideration of our application to market the Visian Toric ICL in that country.  I believe we've made good progress on this metric during the quarter and throughout the year.

Finally, our fifth metric was to increase our share of refractive procedures in key markets.  Globally, our Visian ICL unit sales increased by 38% during the fourth quarter.  For the year, total Visian ICL units increased 26%.  That's despite the declining global refractive market.  Bottom line is that Visian ICL products increased market share even in this tough market.  When the market returns, and it will, we will be very well positioned to participate in that upturn.

Now, let's look at the key countries in which we expected growth during 2009.

First, in the US, we were real surprised by the continued decline of refractive procedures during the quarter and the year.  According to Market Scope, refractive procedures declined by 12% during the quarter and 30% for the year.  During the quarter and year, we outperformed the market and gained shares as our units were stable in both periods.  It's just amazing to me, as we sit here today, to say that the US refractive market has basically been cut in half during the past two years.  Despite the market fall, the Visian ICL has increased market share.  This is also without the benefit yet of the Visian Toric ICL.  I'm sure that many of you watched Saturday evening as the Visian ICL crossed the gold medal line in the eye of US bobsled captain, Steve Holcomb.  Steve suffered from myopia or near-sightedness, which threatened his ability to continue his quest for a gold medal in the four-man bobsled competition.  He had a Visian ICL implanted, which helped allow him to continue his dream.  Steve spoke on an interview with NBC on Saturday evening describing the successful surgery.  All of our employees at STAAR congratulate Steve and the entire team for their tremendous display of courage and talent as they achieved the gold medal with their victory in that race.

A majority of the fourth quarter increase as seen in the Visian ICL line were due to our results in Korea.  Unit sales in Korea increased by 141% during the quarter, and 56% for the year.  We believe this positive momentum in Korea is due to the investment made in that market earlier in the year.  You may recall, we reduced the price of the Visian ICL to the distributor in Korea, and that allowed that distributor to make some key investments.  Well, those investments are paying off.  In the fourth quarter, units and revenues were more in sync with growth.  Based upon the market share data -- Market Scope data, we believe that our market share is now over 10% in the Korean market.  If we can get to a 10% share level in each of the top ten refractive markets, the Visian ICL becomes a $200 million product.

Now, an update on other key markets that we targeted.

In 2009, in China, units increased by 131% for the quarter, and 37% for the year. Markets Scope reported an 11% increase in the market; that reflects a market share gain for the Visian in China.

In India, our units increased 39% for the quarter, and 79% for the year.  According to Market Scope, the market increased by 1% during the year.  Again, this reflects market share growth for the Visian in India.

In Spain, our units had a slight decline for the quarter and a slight gain for the year. Spain's economy is in a real distress mode currently, and Market Scope reports a 22% decline in that market.  Thus, again, market share gains for the Visian in Spain.

In Germany, our units declined 9% during the quarter and declined 1% for the year. Market Scope reports a 12% decline in that market - market share gains for the Visian ICL in Germany.

In Latin America, units declined -- Visian units declined by 20% in the quarter, which resulted in a 4% decline for the year.  There's no not good data for these markets in order to gauge our market share, but we believe we gained share there also.

As you can see, we gained market share in basically all of these markets.  This is another metric that we achieved for both quarter and the year.  But more importantly, points to the acceptance of the Visian ICL technology worldwide.  Overall, we performed well in four of the five metrics.  The main miss, again, being gross margin.

After the Q&A, let me remind you again, to hang on, stay awake, and I'll come back and cover our key metrics for 2010.

Now, I'd like to turn the call over to Deborah for a further review of the fourth quarter and fiscal year operational and financial highlights.

Deborah Andrews:	Thanks, Barry. Good afternoon, everyone.

Given that we issued our results this afternoon, I'd like to focus my comments on some specific highlights.  Our highlights for the quarter are financially centered on top line sales, gross margin, continued strong expense management and cash generation.

Starting with top line, sales were up 1.7 million or 9.2% compared with the fourth quarter of 2008.  The unfavorable effects of currency reported in the first and second quarters of 2009 reversed entirely in the fourth quarter, and mainly impacted IOL and other product sales in the fourth quarter.  ICL sales generated strong growth and were up 1.6 million or 36.9% from the fourth quarter of 2008.  Unit volume grew 37.6% due to continued growth in international markets, particularly Korea, where unit sales increased 141% compared with the fourth quarter of 2008.  ICL ASPs were down just slightly due to the higher mix of sales from Korea, where prices are lower than in other parts of the world.  On the IOL front, sales were up 5.3% due to the favorable effects of currency.  Unit volume decreased 12.5% mainly in the US; however, ASPs for IOLs in the US were 22% and 3.7% internationally, which largely offset the effect of lower volume.  In the US, our strategy to focus on NTIOL products led to the increased ASPs and we expect this trend to continue into 2010.  Additionally, during the fourth quarter, we more effectively managed prices internationally despite pressures that continue, particularly in Japan.  We expect the decline in US IOL sales to reverse during the course of 2010 under our new sales leadership and as the nanoFLEX and its attractive properties become more broadly acknowledged.  As we've educated our sales team about the results from CAST and initiated the nanoFLEX challenge, which encourages doctors to try the nanoFLEX with ten patients, we expect better top line performance for our IOL products in 2010 along with continued ASP expansion.

As we've noted throughout 2009, we've deemphasized the sales effort behind lower margin non-lens products which accounted for 24% of total revenue in the quarter, down from 29% of total revenue in the fourth quarter of last year.  Sales from these products declined 7.6% or approximately 400,000 from the fourth quarter of 2008.

We did make the progress we had hoped to make in 2009 in improving our gross profit margin.  Our gross margin for the quarter was 55.7%, and while improved over third quarter gross profit margin of 64.3%, it was lower than Q4 2008 by 140 basis points.  For the full year, our margins were essentially unchanged from the prior year at 55.6%, when 1.5 million in purchase accounting charges are deducted from cost of goods in the prior year.  There were a number of factors that positively impacted margins for the year, such as increased sales of ICLs and TICLs, increased ASPs of US IOLs and decreased sales of non-lens products.  We expect those positive factors will continue into 2010 and we'll see the benefit in improved margins as a result.  The negative factors that impacted margins, included manufacturing yield issues, decreased IOL and ICL ASPs internationally and increased cost of goods in Germany, mainly due to fluctuating exchange rates, among other things.  We believe these issues are under control, as evidenced by the improved margin in Q4 versus Q3, and that we'll see further improvement in 2010.

We remained vigilant about our expenses during the fourth quarter, reducing our SG&A before other expenses by 655,000 or 5.2% over the fourth quarter of 2008.  For the full year, we reduced our SG&A before other expenses by 4.9 million or 9.2%.  With the litigation for the most part behind us, we expect a significant decrease in legal expenses in 2010, which should result in lower G&A by approximately $1.5 million.  Despite the significant legal costs incurred during 2009, we are very close to our target for SG&A before other expenses as a percentage of sales of 60%, reporting 60.8% of sales in 2009 compared with 67.7% of sales in 2008.  We expect further improvement in this area in 2010.

Other expenses in 2009 increased to $6.6 million judgment plus costs associated with the last of the sales rep litigation.  Also included in other expenses for the quarter was a 600,000 amortization charge for patents that were determined to have a shorter useful life than originally estimated.

We're exceptionally pleased with our cash results for 2009, reporting cash provided by operating activities for the full year of 1.4 million compared with cash used for operating activities in 2008 and 2007 of 8.2 million and 11.2 million respectively.  This is the first time the company has generated cash from operating activities for the full year since 2002, and we believe this demonstrates the tremendous operational progress we made in 2009.  We exited 2009 with 13.7 million of cash and restricted cash, and with the proceeds from the divestiture of Domilens should increase our cash position to approximately 25 million, which will provide us the financial flexibility to deal with the legal judgment and make reasonable investments at our core product lines.

Finally, it remains our objective to become profitable in the short term.  Assuming reasonable improvements in gross margin and continued management of expenses, we believe this is a realistic goal for 2010.

In closing, I'd like to thank everyone at STAAR for their contributions and especially to my friends at Domilens, whom I've had the great pleasure to work with over the last ten years.

Now, I'll turn the call back over to Barry for a few additional comments before taking your questions.

Barry Caldwell:	Well, thank you, Deborah.

Now, let's turn to the announcement of the Domilens transaction, which we are making today.

The purchase price is approximately 14.3 million, based on yesterday's exchange rate, and based upon the performance of Domilens over the next three years, STAAR can earn up to an additional $900,000 during that time frame.  Combined with our year-end cash position upon closure of this transaction, we would have approximately 25 million in cash, cash equivalents and restricted cash, as Deborah mentioned.

Domilens is a very successful ophthalmic distribution business in Germany, which generated about 24 million in net sales during 2009.  There were a couple of key factors that led us to conclude over an evaluation period that, basically, extended over the past couple of years that it was in our best interest to maximize the value of this asset.  .

First, this transaction enables our entire organization to focus on developing, manufacturing and marketing the best ICLs, IOLs and delivery systems for our refractive and cataract surgeons and their patients.  The transaction frees up management time to focus on our core high margin ICL and IOL product line.  It also frees up resources to enhance our R&D development efforts in these core technologies.  In 2009, STAAR made progress in our core technology arena.  The results of the CAST surrounding our nanoFLEX interocular lens has brought a new high regard for STAAR's product development capabilities and those -- these proceeds will enable us to focus some resources on these type of activities.

The second factor is that some resource can now be allocated to a more aggressive sales and marketing effort in key markets to increase revenues in our refractive and cataract IOLs and ICLs.  These products generate gross margins, which range from 55 to 90%, as compared to the average 45% gross margin generated from the Domilens business.  While this transaction lowers our revenues, it will enhance our gross margins and we remain positioned to achieve profitability during 2010.

Finally, while our objective remains to find a solution to the outstanding litigation during the mediation process that has been scheduled for late March, this transaction provides us with the resources required to post an additional bond and put this in a box for the next two years, as our attorneys vigorously pursue the appeal process, if that becomes necessary.  During those two years, very little management focus or legal fees would be necessary.

A couple of other notes on the Domilens transaction.

First, as part of the agreement, Domilens will continue to be the exclusive distribution partner of STAAR Surgical in Germany and Austria for the next three years for our Visian ICL products, and both our acrylic and our silicone preloaded IOL products.  After the initial three-year period, Domilens will have a non-exclusive distribution right for STAAR products, and we always have the door open to potentially extend that.  Domilens is a very customer-focused distribution channel, and their organization obviously knows our products very well, and we look forward to an even more successful relationship with the Domilens management team and employees.

To help understand the impact of the company going forward, I think it's valuable to look back to the history of Domilens for a few minutes.

STAAR purchased this business between 1998 and 2003 in three stages for a total $8.3 million.  The main objective was to use this channel to introduce new STAAR products to the market.  To be fair, we've been less than successful in those objectives over the past 12 years.  During the past five years, Domilens generated 7.6 million in cash from operations, which is an average of 1.5 million per year.  With Domilens continuing as our distribution partner in Germany, we expect to increase the sales of STAAR products, which will further reduce this cash flow loss.  The purchase price is 14.3 million at today's exchange rate.  Again, with a potential earn out of nearly an additional million dollars.

The Domilens organization is full of very good and loyal employees dedicated to their ophthalmic customers.  I'd like to personally thank, as Deborah did, the management team and all of the employees at Domilens for their efforts over the past 12 years.  We look forward to continue to work with them to promote STAAR products in Germany and Austria.

Now, Operator, we're ready to turn the call over for any questions from those on the call. Thank you.

Operator:
Ladies and gentlemen, as a reminder, if you have a question, please press the star, followed by the one on your touch tone phone.  You may withdraw that question at any time by pressing star, two.  If you're using speaker equipment, you will need to lift the handset before making your selection.

The first question comes from the line of Joanne Wuensch with BMO Capital Markets. Please go ahead, ma'am.

Joanne Wuensch:
Thank you.  I know you want us to wait until the end for your components for next year, but I do have to jump in here and ask what you're thinking about gross margins.  What is it that held you back in your goal for 2009 and can you give us some idea what it might look like in 2010?

Barry Caldwell:
Yes, I think, a couple of things, Joanne, and thanks for asking the question.  So I will jump ahead.  One of our metrics is around gross margin, as you suspected, and our metric around that is that we would expect our gross margin range to be in the low to mid 60% level during 2010.  Now, if we look at what our expectations are for 2010, we really didn't have expectations for revenue growth in Domilens.  The revenue growth had been projected outside of Domilens, and as you would imagine, that comes from the products that have a gross margin range of 55 to 90% anyway.  So that's obviously higher than their 45%.  So that's going to help us a lot.  And also remember we've got the COE project that we successfully executed on in 2009, and that's certainly going to help in our cost of goods for our silicone product line.

Deborah Andrews:
We also have projects underway to extend the shelf life of certain of our IOLs.  Our inventory provisions are quite high as a result of relatively short shelf life compared to silicone IOL products, and this should make a significant difference in our gross profit margin.  We also have opportunities in reducing our royalty expenses going forward and we'll be looking at that in 2010.

Joanne Wuensch:	And for clarification, Domilens, you're keeping them as distributors in Germany and in Austria, but which regions are you buying them out of?

Barry Caldwell:	That's where they had been -- that's where their presence had been, so they're basically covering the same area that they had in prior years.

Joanne Wuensch:	Okay, so is this a buyout and then a three-year bridge, is that the way to think about it?

Barry Caldwell:
Well, I would say, this is a buyout and a partnership that is beginning to develop with the same team that's been there and it's going to exist exclusively for at least three years, and then non-exclusively for another two years, but if they do a good job for us, they could continue longer.

Joanne Wuensch:	Okay. And then final question, you said you received some additional questions from the FDA on your Toric Visian, could you give us some idea of what those questions look like? Thanks.

Barry Caldwell:
Yes.  Most of the questions were around labeling, and most of those questions were, you've asked for this label, based upon this, we suggest you change the wording to this. There were a couple of questions we'd ask -- we've been asked before and responded to, so those are pretty easy to handle. I'd say the one key question that we're working on, Joanne, is around endothelial cell count and we are focusing and some outside resources on that, some of the leading experts in the field, so we're interpreting some data and giving additional information back to the FDA.  I won't know till the end of the week when we think we'll be able to respond, since we have at least three outside folks helping us with this.  But I'll have a clearer picture come the end of the week.

Joanne Wuensch:	Thank you.

Barry Caldwell:	Thank you.

Operator:	The next question is from the line of Raymond Myers with Emerging Growth Equities. Please go ahead.

Raymond Myers:	Thank you, and congratulations on everything.

Barry Caldwell:	Thank you, Ray.

Raymond Myers:
Nice job.  First question, what happens to revenue through Domilens post-transaction?  If they're still going to be selling your products, I presume there will be some revenue from Domilens, perhaps at a different gross margin?  How do we think about that?

Deborah Andrews:
Well, STAAR -- revenue from STAAR products was about 7.5% of Domilens sales, which as we'd said was about $24 million last year.  Their gross profit margin on those sales are -- our gross profit margin on those sales was probably about 50-60%.

Barry Caldwell:	Of our products.

Deborah Andrews:	Right.

Barry Caldwell:	Yes.

Raymond Myers:	Okay.

Barry Caldwell:	And those will continue.

Raymond Myers:	Right. So the way to think of it is, maybe 2.5% reduction in your revenue from Domilens.

Deborah Andrews:	Yes.

Raymond Myers:	Good. What does STAAR have to do to earn the million dollar earn out?

Barry Caldwell:
Well, if the earn out is based upon the Domilens performance, on a bottom line that’s being called EBIT, and there is a definition of that that you can see later in our 8-K and certainly in our 10-K filings later this month.  But it's basically the plan that we had had for Domilens for the next three years, its achievement of that on the bottom line and if we do we get these payouts.  There is some language in the agreement that allows us to catch-up if we miss a year, so it's obviously in our interest to continue to work with them to help them achieve the numbers that we have planned for the organization.

Raymond Myers:	And when's the first milestone where you might receive some of that money?

Barry Caldwell:	It's an annual milestone, so it would be the end of this year, right, and there are three years involved in these milestones.

Raymond Myers:	Okay. Great. Are all your products included in the three year exclusive license or are some of theme excluded?

Barry Caldwell:
It's just the five products we mentioned, though it can expand.  We also have a gentleman's agreement that we'll sit down with new products and talk to them about it that we're not obligated to use them as a distributor.  Obviously if they continue to do -- for a good job -- a good job with us, we're going to be interested in continuing to work with them.

Raymond Myers:	Okay. So you will not be starting your own direct distribution salesforce any time soon in Europe?

Barry Caldwell:
Certainly not in Germany any time soon.  I think a lot -- you know, the next three years it's exclusive with them, so there's no option to do that.  So a lot will depend upon the success level of STAAR products in Germany and Austria during that three-year period.

Raymond Myers:	Okay, understood. One area that intrigues me is your growth in Korea, and now, can we bridge that to Japan now that we're starting there? So let's talk about that for a minute.

Barry Caldwell:	Okay. That --

Raymond Myers:	How much larger is the Japan market than Korea?

Barry Caldwell:	According to Market Scope, Japan, there are about 430,000 procedures a year in Japan and about 110,000 procedures in Korea, so it's about -- what is that, a good 3-3.5 times the size.

Raymond Myers:	Okay. So Korea is already a significant contributor to STAAR and yet it's a third the size of Japan. What do you have to do to achieve similar success in Japan?

Barry Caldwell:
Well that's really a great question, but I would expand it beyond Japan.  Obviously our employees who manage Korea and our Korean distributor have done a lot of good things.  As a matter of fact, we have a US national sales meeting which starts here tonight and we have our Korean manager who will be here presenting what they've done.  So the company is looking at -- you know, there was -- I hate to use this word, but there was almost a tipping point early in 2009 in Korea.  You know, we basically doubled our market share there.  We were 5 or 6% in 2008 and now based on the Market Scope data, we think we're about 11% share of refractive procedures.  So we're trying to learn from some of the things they did there and that is another good resource or another good area in which we plan to dedicate some of the proceeds from the Domilens transaction is to try to model to learn from that and expand that into other markets.  Because, you know, as I'd said, you know, I've been talking in the past about getting to a 5% level in the top ten countries, if we can get to a 10% level in the top ten refractive markets, that's $200 million in terms of Visian ICL sales at, as you know, very good margins.

Raymond Myers:
Absolutely.  Well, turns over to the cataract lenses, the IOLs, for a minute.  I'm hearing noise kind of at the doctor level that awareness of your products is increasing and I think it's partly because of this CAST data, and there are some certain prominent doctors that have begun using the STAAR products, but also hearing from just people on the street, people I know, they mention, "Oh, by the way, I got the STAAR lens," and I'll tell a year ago that never happened.  What are you seeing with the release of the CAST data, has there been a good market reaction?

Barry Caldwell:
Well, we have definitely seen an increase in our nanoFLEX product.  It began in December and we had about a 10 or 12% increase in December in nanoFLEX.  And again, for those who are not aware, that's our single piece collamer aspheric lens.  Thus far, this year, in January and February, we've seen about a 14-15% gain in nanoFLEX.  It does take some time to seed the market, but December was right after the Academy, so I don't think that there's any surprise based upon that.  That was when we released the CAST data, our CAST information, that we generated interest.  We are training the salesforce this week in the US on what we're calling the nanoFLEX Challenge, which Deborah mentioned, and basically we're going in to physicians and challenging them to just try ten eyes and in patients, ten eyes, however they want to translate it, implant a nanoFLEX and compare it to the near and intermediate results that you get with the lens you're currently using today.  We've opened up a website in which they can put their data on there, and then we'll -- it will be visible to all the physicians, not only their own data as it compares to the CAST data, but globally  in terms of the US data, how it compares to CAST.  I can tell you that the -- I think we have about ten surgeons that have already joined.  We just started this a couple of weeks ago and we're training the salesforce this week on it.  But we've already seen in the first four or five that's signed up, you know, reactions like, you know, "There's something wrong here.  This product is doing what you said it does."  That's not typical in this market.   So we are, you know, we are getting some good interest and we hope this campaign will further increase the amount of interest we're seeing in the US.

Raymond Myers:	Okay, good. Are you seeing any rebound in the overall refractive market which has been so devastated by the economy?

Barry Caldwell:
You know, I'd hate to even answer that, Ray, because I really thought we were starting to see it in fourth quarter but I was really shocked by the LCA vision numbers, by the Market Scope numbers.  Now, they are a little less in fourth quarter, if you believe Market Scope, down 12% versus 30% for the year.  But it is going to come back.  I can't tell you when that's going to happen, but we're continuing to plant the seeds and do the things we need to do so when it returns we'll be better poised.  I will say in the US, we are doing some things -- as you know we hired Don Fagen, as our new Vice President of Sales for North America.  Don knows the refractive market very well.  We are hiring some direct reps, additional reps in the US.  Because you're going to hear us talk more in 2010 about our revenue line, which I've really shied away from speaking about during the first two years I'd been here, but I think we're now positioned that we can focus on increasing the revenue of these core products.

Raymond Myers:
But you mentioned in Korea there being kind of that tipping point of awareness, I wonder are we perhaps reaching a tipping point at least in refractive awareness where people are now becoming aware that lasik is not nearly as safe as it used to be, and that if you want to preserve the epithelial cells then maybe you would want to use a lens.

Barry Caldwell:
Those are all good points, and you know we will continue to work with our physicians in building their practice, getting the Toric will be very helpful as we're able to further penetrate our market share in the US.

Raymond Myers:	Well, it sure would be. When can we expect that? I know it's been a long time in coming.

Barry Caldwell:
Well, you know, I have -- maybe I've misread the tea leaves, but I thought we were very close to approval.  As a matter of fact, in mid January, we got a letter from the agency which detailed a post-approval study they were asking us to do and we were supposed to have that back to the agency February 5th.  But we were waiting for them until we got this last set of questions, so obviously that's put on hold until we're able to respond to these questions.  But, you know, we don't think it's that far away but I'm out of the predicting business.

Raymond Myers:
Yes.  Well, if -- where does it tell you that you've got a letter detailing a post-approval study?  I wouldn't imagine that's normal for the FDA to send this, a letter about a post-approval study unless they were planning on approving.

Barry Caldwell:
Well, that's the way I read it, so obviously I misread it.  That's my mistake.  We do have the organization poised to go with it. You know, tomorrow morning I've got to stand in front of the salesforce and tell them it's not approved.  But, you know, I still think we're closer everyday and it's not for any fault of our folks here at STAAR.  John Santos has led a focused, concentrated effort and we've responded to every question we've had, and we've just got to continue to act in that professional manner.

Raymond Myers:	That's great. And thank you, Barry.

Barry Caldwell:	Thank you, Ray.

Operator:	The next question is from the line of Larry Haimovitch with HMTC. Please go ahead.

Larry Haimovitch:	Good afternoon.

Barry Caldwell:	Hi, Larry.

Larry Haimovitch:
First of all, congrats on some of the progress you'd made.  I know you didn't achieve all of your goals in '09, but I know you achieved several of them and I'm sure you feel good about that.  The fourth quarter of some of these overseas ICL markets was particularly strong.  You did mention kind of a tipping point.  Was there an approval of the Toric ICL in those markets that kind of tipped it over?  Was there anything unusual in that quarter?  I don't mean to sound like a skeptic, but sometimes companies have inventory building...

Barry Caldwell:	Right.

Larry Haimovitch:	... stock piling that goes on that builds a quarter makes it look better than it would normally be.

Barry Caldwell:
Well, that's why I gave you the quarter end and the year, annual numbers because it's not that.  I can tell you that January and February have been record months out of our AG facilities.  As a matter of fact, I should've mentioned it, but the fourth quarter was a record month in terms of a quarter, a record quarter in terms of revenues for the Visian at 6 million, that's the first ever.  The first time we've met that mark.  But there is -- you know, I -- we've looked at Korea, we're continuing to look at Korea, they've had -- there isn't any new approvals in these countries that we've talked about.  But it does take a little bit of time of building the story, and obviously in Korea they've done a lot of the right things, so we want to try to model that in some of these other key markets.

Larry Haimovitch:	Barry, Korea, you'd said your market share, I think, at year-end, was 11%, what would you estimate the US year-end market share was for the ICL?

Barry Caldwell:	1%.

Larry Haimovitch:	1%. But Korea does have the Toric as well as the regular ICL, so that probably makes some difference, doesn't it?

Barry Caldwell:	Yes, that's correct. You could see in the Korean numbers when they got approval for the Toric a few years ago that it did spike, it did increase.

Larry Haimovitch:
Right, so that should help.  Any other things you can shed on the litigation?  You did mention there's a big conference coming up in a few weeks that hopefully will resolve things, any other color you can shed on the progress or anything that you can talk about publicly, Barry?

Barry Caldwell:
Well, only that, you know, our attorneys are working and coordinating these -- the mediation is scheduled for March 29th and March 30th.  We think all the right players are going to be there.  Again, our objective is to get to a settlement, but we know now if we can't that I'm -- you know, unlike what some attorneys have said, STAAR's not going bankrupt, and these guys aren't going to own STAAR, so if need be, you know, we'll fund the bond and we'll put this thing in a box for two years and see what happens.  You know, the first case we won on appeal.  That doesn't mean we're going to win the second and third one on appeal, but if we go there, we're now able to go there.

Larry Haimovitch:
Okay, and I'm going to ask Deborah one quick question and I'm going to jump back in the queue because I'm sure there's some other questions.  And that is, Deborah, if you try to look at '09 as if the Domilens transaction were to have happened January 1st '09, I'm assuming that we would back out roughly 92 or 93% of that $24 million in sales, and that's what STAAR's actual sales would have been?

Deborah Andrews:	Right.

Larry Haimovitch:
Okay.  So that in terms of modelling for '10, we should think about that as a way to get to -- you'll probably help us on guidance on sales, but in terms of getting to the 2010 guidance, that's a good way to kind of look at 2010.

Deborah Andrews:
Yes, it's in our 8-K that we expect to file on -- in the next four days.  We'll be providing pro forma financial statements, so you'd be able to see exactly the effect of Domilens on our financial results.

Larry Haimovitch:	What's the estimated closing date for that transaction?

Barry Caldwell:	It closed today.

Larry Haimovitch:	Oh, it already has closed, okay. Great. Thank you very much.

Barry Caldwell:	Thank you, Larry.

Operator:	The next question is from the line of Steve Emerson from Emerson Investment Group. Please go ahead, sir.

Steve Emerson:	Yes. Deborah, could you hazard a guess as to Q4 cash flow ex- he German lens company?

Deborah Andrews:	Yes. Our -- we would have actually burned 281,000 or used 281,000 in cash from operations.

Steve Emerson:	So cash from operations would be a negative 285.

Deborah Andrews:	281, yes.

Steve Emerson:	Okay. And could you give us going a couple of quarters backwards, if you have it in front of you?

Deborah Andrews:	The – ex-Domilens we would have generated 274,000 in Q3.

Steve Emerson:	Excellent.

Deborah Andrews:	We would have used 124,000 in Q2 and we would have used 213,000 in Q1, so the total ex-Domilens of cash usage would have been 344,000.

Steve Emerson:	Okay. Thank you very much.

Operator:	The next question is from the line of Tyson Halsey with Halsey Advisory and Management. Please go ahead.

Tyson T. Halsey:	Congratulations, Barry.

Barry Caldwell:	Thank you, Tyson. Good to hear your voice.

Tyson T. Halsey:	It's been a long time. What is it, that we've been talking about the plate lens and the accommodating nature of it and the ICL actually selling, and feel finally vindicated.

Barry Caldwell:
Well, Tyson, I do have to thank you.  You -- when I first came to the company, you directed me to Dr. Saimovici in New York, and actually the Chairman of our Board, Don Bailey and I had dinner with Dr. Saimovici during my first year here and it really got us thinking about what the opportunity was, and so, I must thank you for that.

Tyson T. Halsey:	Yes, welcome. And it's amazing almost at this time last year, Deborah Andrews, Charles Kaufman and you were talking about the prospect of bankruptcy to avoid the Moody case.

Barry Caldwell:	Yes. I don't think it's in our cards today.

Deborah Andrews:	Yes, and business is in a significantly different place than we were [talk over].

Tyson T. Halsey:
Oh, I know it's in a significantly different place.  I mean, you know, shortly thereafter where people had announced they were closing they had 2.3 million shares to sell and...   Can you tell me which investors you told that you knew that stock was placed well?

Barry Caldwell:	I'm not sure I understand the question, Tyson.

Tyson T. Halsey:
I mean, it just seemed kind of unusual.   There was that 10 million share day where the stock ran up about threefold on June 11th, and then you were able to do the shelf.  I'm just wondering, who knew that -- at that time when you had a shelf that that stock that PeakWatt [ph] had would not hit the market?

Barry Caldwell:	Well, I don't think that stock ever hit the market, Tyson.

Tyson T. Halsey:	No, it didn't.

Barry Caldwell:	Have you...

Tyson T. Halsey:	You told me that you heard that they would have found a place for it and it wouldn't hit the market.

Barry Caldwell:
No, no, no, no, no, Tyson.  I think you're confused with something else.  Pequot dissolved several of their funds but the fund in which STAAR stock was held is now I think Manatuck Hill, and it's the same folks we're dealing with there.  Those shares never exchanged hands.

Deborah Andrews:	They just spun off the fund.

Barry Caldwell:	Yes.

Tyson T. Halsey:	Well, that was a good thing. Well, congratulations.

Barry Caldwell:	Thank you, Tyson.

Tyson T. Halsey:	You've done a great job.

Barry Caldwell:	Hope your son is well.

Tyson T. Halsey:	Thank you.

Operator:	The next question is from the line of Jack Fraser with Seamark Capital. Please go ahead.

Jack Fraser:	Hey, guys. Congrats.

Barry Caldwell:	Hey, Jack.

Jack Fraser:	A couple of questions. I think I heard earlier you mentioned to Joanne that some of the FDA questions might surround the issues of endothelial cell loss, did I hear that correctly?

Barry Caldwell:	Yes, there's one question which we think is the key question we're working on, yes.

Jack Fraser:
Okay.  And I gather from your comment that that question requires the input of two or three outside experts, which might obviously influence timing.  Away from that question, those questions around that issue, can you share with us anything about the challenge of answering the balance of the other FDA questions?

Barry Caldwell:	Minimal.

Jack Fraser:	Okay.

Barry Caldwell:	And as I'd said, the majority of those are all around label claims and so would you be happy with this instead of this, or please change it from this to this, that kind of thing.

Jack Fraser:	I see. So that coupled with the potential discussion of Phase 4 monitoring is where your relative upbeat view of things has come from then.

Barry Caldwell:	I'm not sure what you mean by...

Jack Fraser:	In other words, you know, over time, it has felt like as a team you all have been relatively upbeat about your prospects with the TICL, and I take it it's from these components where that comes from.

Barry Caldwell:
Yes, I think that's fair.  Yes, we -- as I'd said before, I think we've had very good communication with the FDA.  I think they've been fair with us, they've been reasonable.  We thought we were near the end of the track and then, you know, all of a sudden we got a delay here with some more questions.  But we're handling that.  We do have to use outside resources on endothelial cells.  There are only a few folks who are experts in this area and counting endothelial cells both pre- and post-op is a challenge.  It's very subjective and if you're looking at patients over an extended period of time you need to use the same instrumentation, it's got to be calibrated correctly, all of those kinds of things.  So, thank goodness we have some folks out there who can help us and we're probably working with the number one expert in the field who's worked with the FDA on this issue multiple times.

Jack Fraser:
Oh, that's great.  And on the endothelial cell loss issue, it's my understanding that potentially a large competitor conducting a clinical on a phakic IOL suffered endothelial cell loss to the point where maybe corneal transplants were required on an unscheduled basis.  Is that the case or -- and I gather that would obviously be an anterior chamber format which is so different from your posterior chamber patents?

Barry Caldwell:
Well, we have heard that.  You know, obviously there's no way we can confirm that or not, but we have heard that one of the competitors -- and you're right, is working on an anterior segment lens, that means it sets above the iris, which is obviously closer to the endothelial cells, that they've had two corneal transplants in their clinical studies with the FDA.  Again, that's just what we've heard.  I cannot confirm that.

Jack Fraser:	Mm-hmm.

Barry Caldwell:	In the years, eight, nine years that the Visian ICL has been in the global market, we're not aware of one corneal transplant that has ever happened.

Jack Fraser:	Oh, that's super.

Barry Caldwell:
And we try to stay close to that, so.  I mean if that is true, that it did happen in -- I mean it's reasonable the FDA would be asking more questions about endothelial cells and we're working to coordinate the responses to them.

Jack Fraser:
Mm-hmm.  Okay, great.  I just want to switch gears briefly to the IOL, where you seem to be exhibiting some acceleration through the nanoFLEX and nanoPOINT.  The momentum that you've begun to see is thus far -- I think Ray Myers may have mentioned this, you know, perhaps arising out of some of the CAST data, and you obviously are in discussions as you'd said with the FDA on protocols for a CAST II study, can you just put around for us all some bookends around the timing of a CAST II study and the process that would be involved?

Barry Caldwell:
Yes, well there's two studies that we're looking at.  We have submitted a protocol for CAST II and CAST II is really taking the findings of the CAST and putting it into a protocol, clinically oriented, so that it would allow us to potentially go to the FDA for any type of claim improvement on that product.  CAST III is a newly designed nanoFLEX lens that we have ready to go now, and our -- you know, if this works, the direction we'll be heading in is the product that would evolve from CAST III would potentially be a product that we may be able to go to the FDA for additional claims that would put us in the premium channel category.

Jack Fraser:	Mm-hmm. And that would obviously then point to some differentials in ASPs?

Barry Caldwell:	Yes. You know, the premium channel for IOLs in the US, for example, you know, is 800 to $1200 a lens, whereas the typical standard channel for cataract IOLs today is in the 100 to $200 range.

Jack Fraser:
Mm-hmm.  A big difference.  And then this last question; with the developments and success of raising cash resources with which to handle some of the various agendas in front of you, can you share with us a little of your thinking with respect to what will be -- what should we think will be added in 2010 with respect to direct marketing resources?

Barry Caldwell:
Well, that's a good question.  I did mention that in the US, you know, we are making some additional staffing in terms of distribution.  We've got to go at it slowly.  I mean we don't have a war chest of money here.  We've got to continue to manage our expenses very effectively, as the team has done, but we will be evaluating other markets in which we will make additions.  But until this thing closed, you know, we obviously couldn't talk to the rest of our employees about this and so we'll be looking at that closely over the next couple of months.

Jack Fraser:	Got you. Super. Thanks again, and congrats.

Barry Caldwell:	Thank you, Jack.

Operator:	Ladies and gentlemen, as a reminder, if you have a question, please press the star, followed by the one at this time.

Barry Caldwell:	Operator, if there are no more questions, we can go to the 2010 metrics.

Operator:	We do have a couple of questions standing by. Would you like to go ahead and take them now?

Barry Caldwell:	Okay, if we can quickly take them. I don't want to lose the whole crowd.

Operator:	Okay. The next question is from the line of Wayne Schroeder, a private investor. Please go ahead.

Wayne Schroeder:
Hi, Barry and Deborah.  I like what I'm hearing about the results.  Three quick questions, Barry.  You were asked earlier about the comparison between Korea and Japan.  Does Market Scope also have figures for China, comparable figures?

Barry Caldwell:
Yes, the China market, Wayne, is the second largest market in the world.  You know, interestingly enough, it rivals what the numbers are for the US today, but China's about 725,000 annual procedures.  Today, Market Scope's projection for '09 in the US was 728,000, so it's very close to the US market now.

Wayne Schroeder:
Okay, cool.  When you earlier in previous conference calls you had said that when the ICL was improved in Japan you had a 60 day plan to put it into effect.  Does that mean there won't be any revenues from ICL sales for 60 days?

Barry Caldwell:
Yes, real good question, Wayne.  No, we expect that we'll have our first revenues starting Friday.  We -- and that means products shipped directly from Japan to Japan customers.  Remember we have about 15 surgeons that had been approved in Japan prior to approval to implanting the lens.  We do have a 60 day plan though to educate additional physicians, and that's really where I think we'll start to see the uptick.  But we will start seeing revenues beginning Friday in Japan for the ICL.

Wayne Schroeder:	Okay. Very good. The last question is, with approval of the TICL in the US, is there a similar 60 day ramp up or is it quicker than that?

Barry Caldwell:
It's much quicker in the US because we have over 500 surgeons trained today, and we have close to 200 surgeons now, plus, we're going to do more training in Boston, who have had the additional incremental training for the Toric.  So, no, we have physicians who are ready to go, they have patients that they're eager to call back, so I would expect in the US that we have quick ramp up.

Wayne Schroeder:
Cool.  Very good.  I want to let you know too, I was out running in the mountains here in Phoenix, Arizona and I heard an ad on the radio from [inaudible] and it was the first ad that I've ever heard where they instead of saying, "We do lasik and we also do the ICL," they said -- they basically -- ICL was the headliner in this one.

Barry Caldwell:	Well, Rob Rivera there and Scott Perkins are two of our key implanters and they have done an excellent job over several years, so I'm glad to hear that. Thank you, Wayne.

Wayne Schroeder:	Okay. And that's all I had. Thanks.

Barry Caldwell:	Thank you.

Operator:	The next question is from the line of Mark Malcolm, a private investor. Please go ahead.

Mark Malcolm:
Thank you very much.  This is -- a couple of quarters ago you talked about a lot of pricing pressure in your IOL segment in Japan, was that also with respect to the preloaded IOL that you sell there?  And do you expect that to impact on -- eventually in the US?

Barry Caldwell:
Well, yes, it does.  As a matter of fact, Mark, the only IOLs we sell in Japan are preloaded.  There has been pricing pressures in Japan this year.  You'll remember third quarter we kind of dipped down and got into the ugly pricing with some of our competitors.  We withdrew from that during the fourth quarter.  We do expect that it'll continue to leak over into 2010, but we expect it to improve and hopefully, you know, stay at -- get it to a stable level by mid year.

Mark Malcolm:	Is there only one competitor in the preloaded or are there other competitors?

Barry Caldwell:
In Japan, there are a couple of other competitors with preload, and in the US -- I didn't answer your question on the US pricing pressure.  We don't expect to see additional pricing pressure in the US based upon a -- the current reimbursement rate as long as that doesn't change.

Mark Malcolm:	I understand, but when you get that, like Hoya, do you expect to be able to do an NTIOL on the preloaded in the US?

Barry Caldwell:	Yes, sir, we do.

Mark Malcolm:	Okay. That's all I had for now. Thank you.

Barry Caldwell:	Thank you, Mark.

Okay. Operator, if we could, let me go to our metrics that we've established for 2010. We'll write them down and you can write them down.

The first is to generate global double-digit, yes, I said, revenue growth from our core products. That's the Visian ICL and IOL. So we are shifting the focus to our top line.

Second, as I'd said to Joanne a while ago, our overall gross margins for the year, we expect to be in the range of the low to mid 60% level and that compares to 56% in 2009.

Third, we aim to make progress toward profitability during the year and to achieve profitability for the full year.

Fourth, as we did last year, we'd like to generate cash from operations for the year, despite the loss of the Domilens contribution.

And last, we'd like to further improve our balance sheet during the year. We've got some obligations that we'd like to retire without any further dilution of our shareholders.

With that, I'd like to thank you Operator, and thank all the participants today.  We look forward to reviewing our progress with you at the next time in May, but if any of you have any additional questions or would like some feedback, please feel free to give Deborah or I a call.  Thank you and good evening.

Operator:
Ladies and gentlemen, this concludes the STAAR Surgical Fourth Quarter 2009 Financial Results Conference Call.  If you'd like to listen to a replay of today's conference, please dial 1-800-406-7325 or 1-303-590-3030, and entering an access code of 4221517.  ACT would like to thank you for your participation.  You may now disconnect.

END